BRIDGE BANK

DEFERRED COMPENSATION PLAN

(Effective June 15, 2010)

BRIDGE BANK
DEFERRED COMPENSATION PLAN

(Effective June 15, 2010)

BRIDGE BANK, a California corporation, hereby establishes the Bridge Bank Deferred Compensation Plan, effective June 15, 2010, for the benefit of (i) a select group of management and highly compensated employees of the Company  and (ii) the members of the Board of Directors of the Company, in order to provide such employees and directors with certain deferred compensation benefits. The Plan is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in sections 201, 301, and 401 of ERISA.

SECTION 1
DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

1.1	“Beneficiary” shall mean the person or persons entitled to receive benefits under the Plan upon the death of a Participant, as provided in Section 5.4.
1.2	“Board” shall mean the Board of Directors of Bridge Bank, a California corporation, as from time to time constituted.
1.3	Change In Control. "Change In Control" means the first to occur of any of the following events:
A.           Change In Ownership Of The Employer.  Any one person, or more than one person acting as a group, acquires ownership of stock of the Employer that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Employer; provided, however:

1.
If any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Employer, the acquisition of additional stock by the same person or persons shall not be a "Change In Control" under this Change In Ownership Of The Employer subsection.

2.
If any one person, or more than one person acting as a group, is considered to own more than thirty percent (30%) of the total voting power of the stock of the Employer, the acquisition of additional stock by the same person or persons shall not be a "Change In Control" under this Change In Ownership Of The Employer subsection.

3.
An increase in the percentage of stock of the Employer owned by any one person, or persons acting as a group, as a result of a transaction in which the Employer acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Change In Ownership Of The Employer subsection.

4.
This Change In Ownership Of The Employer subsection applies only when there is a transfer of stock of the Employer (or issuance of stock of the Employer) and stock in the Employer remains outstanding after the transaction.

5.
Persons will not be considered to be acting as a group solely because they purchase or own stock of the Employer at the same time or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Employer. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

6.
Code section 318(a), as modified by the lawful guidance published by the Treasury Department or the Internal Revenue Service pursuant to Code section 409A, shall apply for purposes of determining stock ownership under this Change In Ownership Of The Employer subsection.

B.
Change In Effective Control – Ownership. Any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Employer possessing thirty percent (30%) or more of the total voting power of the stock of the Employer; provided, however:

1.
If any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Employer, the acquisition of additional stock by the same person or persons is not considered a "Change In Control" under this Change In Effective Control – Ownership subsection.

2.
If any one person, or more than one person acting as a group, is considered to own more than thirty percent (30%) of the total voting power of the stock of the Employer, the acquisition of additional stock by the same person or persons shall not be a "Change In Control" under this Change In Effective Control – Ownership subsection.

3.
Persons will not be considered to be acting as a group solely because they purchase or own stock of the Employer at the same time or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Employer. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

4.
Code section 318(a), as modified by the lawful guidance published by the Treasury Department or the Internal Revenue Service pursuant to Code section 409A, shall apply for purposes of determining stock ownership under this Change In Effective Control – Ownership subsection.

C.
Change In Effective Control – Board Members. A majority of members of the Employer's board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Employer's board of directors prior to the date of the appointment or election.

D.
Change In Ownership Of Substantial Portion Of Assets. Any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition or acquisitions; provided, however:

1.
For this purpose, gross fair market value means the value of the assets of the Employer, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

2.	There is no "Change In Control" under this Change In Ownership Of Substantial Portion Of Assets subsection where the assets are transferred to:

a.	A shareholder of the Employer (immediately before the asset transfer) in exchange for or with respect to its stock;

b.	An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Employer;

c.	A person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Employer; or

d.	An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the preceding provision.

3.	A person's status is determined immediately after the transfer of the assets.

4.
Persons will not be considered to be acting as a group solely because they purchase or own stock of the Employer at the same time or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Employer. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

5.
Code section 318(a), as modified by the lawful guidance published by the Treasury Department or the Internal Revenue Service pursuant to Code section 409A, shall apply for purposes of determining stock ownership under this Change In Ownership Of Substantial Portion Of Assets subsection.

1.4
“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.5	“Committee” shall mean the Compensation Committee of the Board which shall be the Plan Administrator.
1.6
“Company” shall mean Bridge Bank, a California corporation, and all other entities with which Bridge Bank would be deemed a single employer under the controlled group rules of Section 414 (b) and (c) of the Code.

1.7	“Compensation” shall mean the base salary and the annual salary of an Eligible Employee and all compensation earned by a Director as a Director.
1.8	“Compensation Deferrals” shall mean the amounts credited to Participants’ Accounts under Section 3.1.
1.9
“Director” shall mean a member of the Board, and a member of the Board of Directors of all other entities with which Bridge Bank would be deemed a single employer under the controlled group rules of Section 414 (b) and (c) of the Code.

1.10
“Disability” means a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled.  The Executive must submit proof to the Committee of the insurance carrier’s or Social Security Administration’s determination upon the request of the Committee.

1.11	“Eligible Employee” shall mean an employee of the Company who has been selected for participation in the Plan by the Committee.
1.12
“Employer” shall mean the Bridge Bank, a California corporation, and each other entity with which Bridge Bank would be deemed a single employer under the controlled group rules of Section 414 (b) and (c) of the Code that adopts the Plan (Affiliate). With respect to an individual Participant, Employer shall mean the Company or its Affiliate that has adopted the Plan and that directly employs such Participant.

1.13
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.14	“Normal Retirement Date” shall mean the date on which the Participant attains age 65.
1.15	“Participant” shall mean Eligible Employees and Directors who (a) have become a Participant in the Plan pursuant to Section 2.1 and (b) have not ceased to be a Participant pursuant to Section 2.3.
1.16	“Participant’s Account” or “Account” means as to any Participant the separate account maintained on the books of the Company in order to reflect his or her interest under the Plan.
1.17	“Plan” shall mean Bridge Bank Deferred Compensation Plan, as set forth in this instrument and as heretofore and hereafter amended from time to time.
1.18	“Plan Year” shall mean the calendar year.

1.19
“Specified Employee” means a key employee (as defined in Section 419(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company or its holding company is publicly traded on an established securities market or otherwise, as determined by the Committee based on the twelve (12) month period ending each December 31 (the “identification period”).  If the Participant is determined to be a Specified Employee for an identification period, the Participant shall be treated as a Specified Employee for purposes of this Plan during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

1.20
“Termination of Employment” means termination of the Participant’s engagement with the Company for reasons other than death or Disability.  Whether a Termination of Employment has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Company and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Participant has been providing services to the Company less than thirty-six (36) months)

1.21
"Termination for Cause" means the Participant's employment is terminated as a result of:
(1)     The willful, intentional and material breach or the habitual and continued neglect by the Participant of his or her employment responsibilities and duties;
(2)     The Participant's willful and intentional violation of any state or federal banking or securities laws, or of the bylaws, rules, policies or resolutions of the Company, or the rules or regulations of the BGFRS, Federal Deposit Insurance Corporation, OCC, or other regulatory agency or governmental authority having jurisdiction over the Company, which has a material adverse effect upon the Company;
(3)     The written determination by a state or federal regulatory agency or governmental authority having jurisdiction over the Company that the Participant is not suitable to act in the capacity for which he is employed by the Company;
(4)     The Participant’s conviction of (i) any felony or (ii) a crime involving moral turpitude, or the Participant’s willful and intentional commission of a fraudulent or dishonest act.; and
(5)     A material breach of the terms or provisions of the Participant's employment agreement, if any, which remains uncured under the terms of the agreement from the date written notice of breach including the basis for the good faith determination of breach is given by the non-breaching party to another party.

SECTION 2
PARTICIPATION

2.1	Participation. Each Eligible Employee’s and Director’s decision to become a Participant shall be entirely voluntary.
2.1.1
Initial Election. An Eligible Employee and a Director may elect to become a Participant in this Plan for the Plan Year beginning on June 15, 2010.  An election to make Compensation Deferrals under this Section 2.1.1 shall be irrevocable as to the amounts already deferred as of the effective date of any suspension in accordance with Section 2.2.

2.1.2
Election for Subsequent Plan Years. An Eligible Employee and Director (whether or not he or she previously elected to make Compensation Deferrals) may elect to become a Participant (or to reinstate his or her active participation) in the Plan for any Plan Year, not covered by Section 2.1 by electing at least 30 days prior to the beginning of each plan year, and subject to Section 2.1.4, to make Compensation Deferrals under the Plan. An election under this Section 2.1.2 to make Compensation Deferrals shall be effective only for the Plan Year with respect to which the election is made. An election to make Compensation Deferrals under this Section 2.1.2 shall be irrevocable as to amounts deferred as of the effective date of any suspension in accordance with Section 2.2.  A newly Eligible Employee may elect to become a Participant in the Plan for that Plan Year by electing, within thirty days of the date of his or her being notified of his or her selection for participation and subject to Section 2.1.4, to make Compensation Deferrals under the Plan. An election under this Section 2.1.2 to make Compensation shall be effective only for the Plan Year with respect to which the election is made. An election to make Compensation Deferrals under this Section 2.1.2 shall be irrevocable as to amounts deferred as of the effective date of any suspension in accordance with Section 2.2.

2.1.3
No Election Changes During Plan Year. A Participant shall not be permitted to change or revoke his or her election for a Plan Year after the beginning of such Plan Year, except as provided in Section 2.2.

2.1.4
Specific Timing and Method of Election. Notwithstanding the foregoing, the Committee, in its sole discretion, shall determine the manner and deadlines for Participants to make Compensation Deferral elections. The deadlines prescribed by the Committee may be earlier than the deadlines specified in Section 2.1.1 and 2.1.2, but shall not be later than the deadlines prescribed in such Sections.

2.2
Suspension of Participation on Account of Unforeseeable Emergency.  In the event that a Participant incurs an "Unforeseeable Emergency" (as defined in this Section 2.2), the Committee, in its sole discretion, may suspend the Participant’s Compensation Deferrals for the remainder of the Plan Year.  "Unforeseeable Emergency" means a severe financial hardship to a Participant resulting from (i) an illness or accident of the Participant, the Participant's spouse, the Participant's Beneficiary, or the Participant's dependent (as defined in Code section 152(a), without regard to Code section 152(b)(1), (b)(2), and (d)(1)(B)), (ii) a loss of the Participant's property due to casualty (including, but not limited to, the need to rebuild a home following damage to a home not otherwise covered by insurance), or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole and absolute discretion of the Administrator.  Such extraordinary and unforeseeable circumstances may, depending on the facts and circumstances, include, but are necessarily not limited to (i) imminent foreclosure of or eviction from the Participant's primary residence, (ii) the need to pay for medical expenses, including nonrefundable deductibles, as well as the costs of prescription drug medication, and (iii) the need to pay for the funeral expenses of a spouse, a Beneficiary, or a dependent (as defined in Code section 152, without regard to Code section 152(b)(1), (b)(2), and (d)(1)(B)).  The purchase of a home and the payment of college tuition do not constitute an Unforeseeable Emergency.

2.3
Termination of Participation.  An Eligible Employee or Director who has become a Participant shall remain a Participant until his or her entire vested Account balance is distributed. However, an Eligible Employee or Director who has become a Participant may or may not be an active Participant making Compensation Deferrals for a particular Plan Year, depending upon whether he or she has elected to make Compensation Deferrals for such Plan Year.

SECTION 3
COMPENSATION DEFERRALS AND SUPPLEMENTAL ALLOCATIONS

3.1
Compensation Deferrals.  At the times and in the manner prescribed in Section 2.1, each Eligible Employee and Director may elect to defer portions of his or her Compensation and to have the amounts of such deferrals credited on the books of the Company to his or her Account under the Plan. For each Plan Year, an Eligible Employee may elect to defer an amount equal to a percentage of the Participant’s Compensation for the Plan Year. The percentage elected by a Participant shall be a multiple of 5%.  An Eligible Employee shall not elect to defer more than 50% of his or her base salary.   An Eligible Employee may elect to defer up to 100% of his or her annual bonus and a Director may elect to defer up to 100% of his or her Compensation earned as a Director. If a Participant defers any of his annual bonus and it is later determined by the Committee that the bonus was based on materially inaccurate financial statements or other materially inaccurate performance metric criteria at a time when the Company has an outstanding obligation to repay financial assistance received from the United States government under the Troubled Assets Relief Program and the Participant is considered a senior executive officer or one of the next twenty most highly compensated employees under the American Recovery and Reinvestment Act of 2009, such contribution attributable to the bonus and any related interest shall be forfeited from the Account, if not previously distributed.  If such contribution was previously distributed, the Participant shall repay the Employer such contribution plus any related interest attributable to the contribution.

3.2
Crediting of Compensation Deferrals. The amounts deferred pursuant to Section 3.1 shall reduce the Participant’s Compensation during the Plan Year and shall be credited to the Participant’s Account as of the last day of the months in which the deferral occurs.

3.3
Interest.  On the last day of each month interest shall be credited on the Deferral Account at an annual rate equal to The Wall Street Journal National Average 5 year C.D. Rate as of the first day of the Plan Year, plus one hundred basis points, compounded monthly.

3.4
Form of Payment.   Each Participant shall indicate on his or her deferral election made pursuant to Section 3.1 the form of payment for his or her Account. A Participant may elect either (a) a lump sum payment, or (b) substantially equal annual installments payments not exceeding 10 in number. Except as provided in Section 3.6 with respect to Employer contributions, a Participant’s election as to the form of payment shall be irrevocable and can only be changed prospectively by filing another deferral election pursuant to section 2.1.2.

3.5	Time for Payment. Each Participant shall indicate on his or her first deferral election made pursuant to Section 3.1 the time for payment for his or her Account. A Participant may elect either:
(a)	The Participant’s Termination of Employment with the Company; or
(b)	The later of (i) the Participant’s Termination of Employment with the Company, or (ii) the Participant’s Normal Retirement Date.
Except as provided in Section 3.6 with respect to Employer contributions, a Participant’s election as to the time for payment shall be irrevocable and shall apply to all amounts credited to the Participant’s Account, unless another deferral election made pursuant to Section 2.1.2 changes the time for payment prospectively for subsequent deferrals.
3.6
Employer Contributions.  The Board reserves the right to authorize in writing the making of nonelective Employer contributions for the benefit of selected Employees or Directors in an amount and frequency at the discretion of the Committee.  The nonelective Employer contribution that is credited to a Participant's Account for a Plan Year shall be determined by the Committee on an individual basis, such that the amount credited for a particular Participant may be the same as or more or less than the amount credited for any other Participant, and the nonelective Employer contribution that is credited for a Participant may be increased, decreased or retained at the same amount from year to year. The nonelective Employer contribution, if any, shall be credited by the Committee with respect to a Plan Year not later than the last day of such Plan Year. The vesting and deferral period and time and form of benefit payment for the nonelective Employer contributions will be decided by the Committee and set forth in a Nonelective Employer Contribution Participation Agreement with the Participant which shall be part of this Plan.  The Committee may, in its discretion, permit the Participant to make an election as to the time and form of benefit payment of such nonelective Employer contributions. If no Participant election is made regarding such nonelective Company contributions they shall be subject to the Employee’s or Director’s deferral directions that they have made for their own voluntary contributions in effect for the end of the Plan Year in which the nonelective Employer contribution is to be credited. Voluntary participation in the plan by the Employee or Director is not required for participation in an Employer made contribution. If an Employer contribution is made to a Participant’s Account pursuant to this Section 3.6 and such contribution is considered to be bonus, retention, or incentive compensation and the Employer contribution is later determined by the Committee to have been based on materially inaccurate financial statements or other materially inaccurate performance metric criteria at a time when the Company has an outstanding obligation to repay financial assistance received from the United States government under the Troubled Assets Relief Program and the Participant is considered a senior executive officer or one of the next twenty most highly compensated employees under the American Recovery and Reinvestment Act of 2009, such nonelective Employer contribution and any related interest shall be forfeited from the Participant's Account if not previously distributed.  if such nonelective Employer contribution has already been distributed the Participant shall repay such contribution and related interest to the Employer.

SECTION 4
ACCOUNTING

4.1
Participant’s Accounts.  At the direction of the Committee, an Account shall be established and maintained on the books of the Company for each Participant to which there shall be credited all Compensation Deferrals under Section 3.1 and any Employer contributions under Section 3.6.

4.2
Accounting Methods.   The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Participants’ Accounts, including but not limited to the crediting intent under Section 3.2, shall be determined by the Committee.  The accounting methods or formulas may be revised from time to time.

4.3	Reports. Each Participant shall be furnished with periodic statements of his or her Account, reflecting the status of his or her interest in the Plan, at least annually.

SECTION 5
DISTRIBUTIONS

5.1
Normal Time of Distribution.         Subject to Section 5.2 and 5.3, distribution of the vested balance credited to a Participant’s Account shall commence as soon as administratively practicable after the date elected by the Participant pursuant to Section 3.5. If pursuant to Section 3.4, the Participant elected to receive a lump sum payment, his or her lump sum shall be paid to him or her on the last business day of the month following the date specified in the first sentence of this Section 5.1. If pursuant to Section 3.4, the Participant elected to receive annual installment payments, his or her first installment shall be equal to the balance then credited to his or her Account divided by the number of annual installments to be paid.  The first installment shall be paid to him or her on the last business day of the month following the date specified in the first sentence of this Section 5.1. Each subsequent annual installment shall be paid to the Participant as near as administratively practicable to each anniversary of the first installment payment. The amount of each subsequent installment shall be equal to the balance then credited to the Participant’s Account, divided by the number of installments remaining to be made.

5.2
Termination of Employment Due to Change In Control. In the event of a Participant's experiences a Termination of Employment within two years of a Change In Control of the Company, such Participant shall be entitled to an immediate lump sum distribution of his Account balance, despite any election as to the time of payment pursuant to Section 3.

5.3
Death Distribution.   If a Participant dies before his or her entire Account has been distributed (whether or not the Participant had previously terminated employment), the vested balance credited to his or her Account shall be distributed to his or her Beneficiary (or Beneficiaries) in a lump sum within 90 days following the date of death.

5.4
Effect of Disability.  If the Participant suffers a Disability prior to Termination of Employment, the vested balance credited to his or her Account shall be distributed to him or her in a lump sum within 90 days following the date of Disability.

5.5	Beneficiary Designations. Each Participant may, pursuant to such procedures as the Committee may specify, designate one or more Beneficiaries.
5.5.1
Spousal Consent.    If a Participant designates a person other than or in addition to his or her spouse as a primary Beneficiary, the designation shall be ineffective unless the Participant’s spouse consents to the designation. Any spousal consent required under this Section 5 shall be ineffective unless it (a) is set forth in writing, (b) acknowledges the effect of the Participant’s designation of another person as his or her Beneficiary under the Plan, and (c) is signed by the spouse and witnessed by an authorized agent of the Committee or a notary public. Any spousal consent required under this Section 5 shall be valid only with respect to the spouse who signs the consent. A Participant may revoke his or her Beneficiary designation in writing at any time, regardless of his or her spouse’s previous consent to the Beneficiary designation

5.5.2
Changes and Failed Designations.  A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner.  Any designation shall become effective only upon its receipt by the Committee and when so received, whether the Participant is living or not, shall be operative as of the date the notice is executed, but without prejudice to the Committee on account of any payment made before the change is recorded.  Any designation shall cease to be effective when a revocation of that designation by the Participant is received by the Committee. The last effective designation received by the Committee shall supersede all prior designations.  If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives his or her surviving spouse, or, if the Participant is not survived by his or her spouse, the vested Account shall be paid to his or her estate.

5.6
Unforeseeable Emergency.    In the event that a Participant incurs an "Unforeseeable Emergency" (as defined in Section 2.2), the Committee, in its sole discretion and notwithstanding any contrary provision of the Plan, may determine that all or part of the Participant’s vested Account shall be paid to him or her immediately; provided, however, that the amount paid to the Participant pursuant to this Section 5.6 shall be limited to the amount reasonably necessary to alleviate the Participant’s Unforeseeable Emergency. Also, payment under this Section 5.6 may not be made to the extent that the emergency may be relieved by suspension of the Participant’s Compensation Salary Deferrals in accordance with Section 2.2.

5.7
Payment to Incompetents.   If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Committee shall determine whether payment shall be made directly to the individual, any person acting as his or her custodian under the California Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

5.8
Committee Discretion.    Within the specific time periods described in this Section 5, the Committee shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan.

5.9
Restriction on Timing of Distributions.  Notwithstanding any provision of this Plan to the contrary, if a Participant is considered a Specified Employee at Termination of Employment, the provisions of this Section 5.9 shall govern all distributions hereunder.  Benefit distributions that are made due to a Termination of Employment occurring while the Participant is a Specified Employee shall not be made during the first six (6) months following Termination of Employment, rather, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Termination of Employment.  All subsequent distributions shall be paid in the manner specified.

SECTION 6
PARTICIPANT’S INTEREST IN ACCOUNT

6.1
Salary Deferral Contributions.    Subject to Section 3.6 (relating to Employer contributions) Section 8.1 (relating to creditor status) and Section 9.2 (relating to amendment and/or termination of the Plan), a Participant’s interest in the balance credited to his or her Account (as adjusted by deemed earnings, gains, and losses) at all times shall be 100% vested; provided, however, that if the Participant’s employment is terminated as a result of a Termination for Cause, the portions of the Participant’s Account attributable to interest and Employer contributions credited to the Account under Sections 3.3 and 3.6, respectively, shall be permanently forfeited.

SECTION 7
ADMINISTRATION OF THE PLAN

7.1	Plan Administrator. The Committee is hereby designated as the administrator of the Plan (within the meaning of section 3(16) (A) of ERISA).
7.2	Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan.
7.3
Actions by Committee.      Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

7.4
Powers of Committee.    The Committee shall have all powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including but not limited to, the following powers:

(a)
To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or any amendment thereto;

(b)
To select the Eligible Employees who shall be eligible for the Plan, and to determine any and all other considerations affecting the eligibility of any employee to become a Participant or remain a Participant in the Plan;

(c)	To cause one or more Accounts to be maintained for each Participant;
(d)	To cause Compensation Deferrals and interest under Section 3.4 to be credited to Participants’ Account;
(e)	To establish and revise an accounting method or formula for the Plan, as provided in Section 4.2;
(f)	To determine the manner and form in which any distribution is to be made under the Plan;
(g)	To determine the status and rights of Participants and their spouses, beneficiaries or estates;
(h)	To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;
(i)	To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;
(j)	To arrange for annual distribution to each Participant of a statement of benefits accrued under the Plan;
(k)
To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee; and

(l)	To decide all issues regarding Account balances, and time, form, manner, and amount of distributions to Participants.
7.5	Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

7.6
Administrative Expenses.    All expenses incurred in the administration of the Plan by the Committee, or otherwise, including but not limited to legal fees and expenses, shall be paid and borne by the Company.

7.7
Eligibility to Participate.    No member of the Committee who is also an employee shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own Account.

7.8
Indemnification.     The Company shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 8
FUNDING

8.1
Unfunded Plan.    All amounts credited to a Participant’s Account under the Plan shall continue for all purposes to be a part of the general assets of the Participant's Employer. The interest of the Participant in his or her Account, including his or her right to distribution thereof, shall be an unsecured claim against the general assets of the Participant's Employer.

SECTION 9
MODIFICATION OR TERMINATION OF PLAN

9.1
Company’s Obligations Limited.    The Plan is voluntary on the part of the Company, and the Company does not guarantee to continue the Plan. The Company at any time may, by amendment of the Plan, suspend Compensation Deferrals or may discontinue Compensation Deferrals, with or without cause. Complete discontinuance of all Compensation Deferrals shall be deemed a termination of the Plan.  However, the discontinuance of Compensation Deferrals for one Employer shall not be considered a termination of the Plan.

9.2
Plan Termination Generally.  The Board may unilaterally terminate this Plan at any time.  The termination of this Plan shall not cause a distribution of benefits under this Plan.  Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

9.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary, if the Company terminates this Plan in the following circumstances:
(a)
Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participant's gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(b)
Upon the Company’s termination of this and all other arrangements that would be aggregated with this Plan pursuant to Treasury Regulations Section 1.409A-1(c) (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan;

the Company may distribute the Account balance, determined as of the date of the termination of the Plan to the Participants, in lump sums subject to the above terms.

SECTION 10
CLAIMS AND REVIEW PROCEDURES

10.1	Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under this Plan that he or she believes should be distributed shall make a claim for such benefits as follows:
10.1.1
Initiation – Written Claim.  The claimant initiates a claim by submitting to the Committee a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

10.1.2
Timing of Committee Response.  The Committee shall respond to such claimant within ninety (90) days after receiving the claim.  If the Committee determines that special circumstances require additional time for processing the claim, the Committee can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.

10.1.3
Notice of Decision.  If the Committee denies part or all of the claim, the Committee shall notify the claimant in writing of such denial.  The Committee shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of this Plan on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of this Plan’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

10.2	Review Procedure. If the Committee denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Committee of the denial as follows:
10.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Committee’s notice of denial, must file with the Committee a written request for review.
10.2.2
Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Committee shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

10.2.3
Considerations on Review.  In considering the review, the Committee shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.2.4
Timing of Committee Response.  The Committee shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Committee determines that special circumstances require additional time for processing the claim, the Committee can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.

10.2.5
Notice of Decision.  The Committee shall notify the claimant in writing of its decision on review.  The Committee shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of this Plan on which the denial is based;
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

SECTION 11
GENERAL PROVISIONS

11.1
Inalienability.   In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process.

11.2
Rights and Duties.    Neither the Company nor the Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

11.3
No Enlargement of Employment Rights.     Neither the establishment or maintenance of the Plan, the making of any Compensation Deferrals nor any action of the Company or Committee, shall be held or construed to confer upon any individual any right to continued employment by the Company, nor any right or interest in any specific assets of the Company other than as provided in the Plan. the Company expressly reserves the right to discharge any Eligible Employee at any time.

11.5
Apportionment of Duties.    Whenever the Company, or an Employer, is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Company who is thereunto duly authorized by the Board, or the board of directors of the Employer, respectively.

11.6	Applicable Law. The provisions of the Plan shall be construed, administered and enforced in accordance with ERISA, and to the extent not preempted by ERISA, with the laws of the State of California.
11.7
Severability.    If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of this Plan a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal and enforceable.

11.8
Captions.   The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and of reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

11.9
Compliance with Section 409A.  This Plan shall at all times be administered, and the provisions of this Plan, and any ambiguities herein, shall be interpreted, consistent with the requirements of Section 409A of the Code and any and all regulations thereunder.

EXECUTION

IN WITNESS WHEREOF, Bridge Bank, by its duly authorized officer, has executed this Plan on the date indicated below.

Dated: June 15, 2010	BRIDGE BANK, N.A.

By:
Daniel P. Myers
President and Chief Executive Officer